Exhibit 99.1

September 28, 2026

Statement Regarding Jury Verdict in Patent Matter

Burford Capital Limited (“Burford”), the leading global finance and asset management firm focused on law, today provides an update on a portfolio matter.

After the market close on Friday, September 25, 2026, a jury in a case in which Burford has a financial entitlement awarded $5.7 billion in damages to the plaintiff. That amount is likely to be altered in post-trial and/or appellate proceedings, but if the verdict amount were paid, as is, Burford’s entitlement would be $1.4 billion, split roughly equally between Burford’s balance sheet and its investment funds.

Burford has elected to issue this release given media coverage of this matter that has already occurred. Investors should not view this release as altering Burford’s general approach to public disclosure of individual matters.

It has been publicly reported that the verdict, in a case captioned Taction Technology, Inc. v. Apple Inc., represents one of the largest patent verdicts in U.S. history. It is important to view the verdict through the lens of the patent litigation process. This includes post-trial proceedings that have yet to occur (including a motion by Apple for judgment as a matter of law—in other words, asking the trial court to set aside the jury’s verdict) and significant appellate scrutiny of large verdicts by the U.S. Court of Appeals for the Federal Circuit. Indeed, very few large patent verdicts survive the post-verdict process intact, and that process will unfold over a considerable period of time.

The issuance of the jury verdict does not represent a final judgment or cash proceeds received by Burford. The case remains subject to significant litigation and collection risks, including potential post-trial and appellate proceedings, as well as enforcement, collection and collateral litigation in other jurisdictions. As with all litigation, the outcome remains uncertain until final resolution, and there can be no assurance as to the timing or amount of any ultimate recovery. Depending on the outcome of such proceedings, Burford could recover substantially less than the amount set forth above or, in certain circumstances, incur a total loss. Litigation matters also frequently resolve for amounts materially below the amount of a verdict or judgment, and the parties could agree to resolve this matter for considerably less than the amount of the verdict. Burford’s ultimate entitlement, if any, will also depend on the terms of its financing agreement and applicable fees, expenses, taxes and other deductions. In addition, if settlement or other resolution discussions occur, Burford may be unable to comment publicly on those discussions until their conclusion. Burford disclaims, to the fullest extent permitted by law, any obligation to update its statements regarding this matter as the proceedings continue.

For further information, please contact:

Burford Capital Limited
For investor and analyst inquiries:
Americas: Josh Wood, Head of Investor Relations - email	+1 212 516 5824
EMEA & Asia: Rob Bailhache, Head of EMEA & Asia Investor Relations - email	+44 (0)20 3530 2023

For press inquiries:
David Helfenbein, Senior Vice President, Communications - email	+1 646 504 7074

Deutsche Numis - NOMAD and Joint Broker	+44 (0)20 7545 8000
Duncan Monteith
Charlie Farquhar

BofA Securities – Joint Broker	+44 (0)20 7628 1000
David Lloyd
Philip Garthwaite

Jefferies International Limited - Joint Broker	+44 (0)20 7029 8000
Graham Davidson
James Umbers

Berenberg – Joint Broker	+44 (0)20 3207 7800
Toby Flaux
James Thompson

About Burford Capital

Burford Capital is the leading global finance and asset management firm focused on law. Its businesses include litigation finance and risk management, asset recovery and a wide range of legal finance and advisory activities. Burford is publicly traded on the New York Stock Exchange (NYSE: BUR) and the London Stock Exchange (LSE: BUR) and works with companies and law firms around the world from its global network of offices.

For more information, please visit www.burfordcapital.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any ordinary shares or other securities of Burford.

This press release does not constitute an offer of any Burford private fund. Burford Capital Investment Management LLC, which acts as the fund manager of all Burford private funds, is registered as an investment adviser with the US Securities and Exchange Commission. The information provided in this press release is for informational purposes only. Past performance is not indicative of future results. The information contained in this press release is not, and should not be construed as, an offer to sell or the solicitation of an offer to buy any securities (including interests or shares in any of Burford private funds). Any such offer or solicitation may be made only by means of a final confidential private placement memorandum and other offering documents.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as

amended, that are intended to be covered by the safe harbor provided for under these sections. In some cases, words such as “aim”, “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “guidance”, “intend”, “may”, “plan”, “potential”, “predict”, “projected”, “should” or “will”, or the negative of such terms or other comparable terminology, are intended to identify forward-looking statements. Although Burford believes that the assumptions, expectations, projections, intentions and beliefs about future results and events reflected in forward-looking statements have a reasonable basis and are expressed in good faith, forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause Burford’s actual results and events to differ materially from (and be more negative than) future results and events expressed, projected or implied by these forward-looking statements. Factors that might cause future results and events to differ include, among others, those discussed in the “Risk Factors” section of Burford’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the US Securities and Exchange Commission on February 26, 2026 and in Burford’s subsequent Quarterly Reports on Form 10-Q. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements contained in the periodic and current reports that Burford files with or furnishes to the US Securities and Exchange Commission. Many of these factors are beyond Burford’s ability to control or predict, and new factors emerge from time to time. Furthermore, Burford cannot assess the impact of each such factor on its business or the extent to which any factor or combination of factors may cause actual results and events to be materially different from those contained in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on Burford’s forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Burford or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this press release and, except as required by applicable law, Burford undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.